UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 30, 2007

Commission File Number: 333 - 118398

SOUND REVOLUTION INC.
(Exact Name of Registrant as Specified in Charter)

Delaware
(state or other jurisdiction of incorporation or organization)

1511 West 40th Avenue, Vancouver, British Columbia, Canada V6M 1V7
(Address of principal executive offices)

(604) 780-3914
Issuer’s telephone number

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

Effective March 30, 2007 Penny Green resigned as President and Chief Executive Officer of Sound Revolution Inc. (“Sound Revolution”). Ms. Green will continue as Director, Treasurer, Secretary, Chairman, and Chief Financial Officer of Sound Revolution.

Effective March 30, 2007, the Board of Directors of Sound Revolution appointed Robin Ram as President and Chief Executive Officer of Sound Revolution. Also effective March 30, 2007 Mr. Ram resigned as Chief Operating Officer and Chief Marketing Officer of Sound Revolution. Mr. Ram was appointed Chief Operating Officer on July 19, 2006 and Chief Marketing Officer on December 1, 2006.

Robin Ram has 30 years of management, multimedia marketing, sales, distribution and operational experience in the retail, supplier and mass market distribution channels of the entertainment industry both in Canada and the USA. From 2003 to 2006 Mr. Ram was a Senior Vice President and Managing Partner for Brandxtensions Marketing Inc., a Toronto-based entertainment label. From 2001 to 2006, Mr. Ram was the President of Mar International Group, a company that provides sales, marketing, manufacturing and consulting services to entertainment companies.

Mr. Ram does not currently hold a directorship on another reporting company. There are no family relationships between Mr. Ram and any of the other directors, executive officers, or persons nominated or chosen by Sound Revolution to become directors or executive officers.

The employment agreement between the company and Mr. Ram dated June 19, 2006 in respect of Mr. Ram’s then services as Chief Operating Officer will continue to govern Mr. Ram’s employment by Sound Revolution. The employment agreement provides for a one-year term with automatic one-year renewal periods, and can be terminated on 120 days notice by either party. Per the employment agreement, Mr. Ram will receive quarterly compensation of $15,000. In addition, in each quarter, Mr. Ram will receive options to purchase common stock of Sound Revolution at varying prices. He will be eligible for bonuses subject to his completion of major milestones.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 3, 2007	SOUND REVOLUTION INC.
(Registrant)
	By:	/s/ Penny Green
Penny Green, Director, Chair of the Board,
Chief Financial Officer